Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

SAN DIEGO, CALIFORNIA, August 2, 2021....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three and six months ended June 30, 2021. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the three months ended June 30, 2021:

•Net income per share was $0.33
•Normalized FFO and AFFO per share were $0.88
•Invested $1.13 billion in 156 properties and properties under development or expansion, including $591.8 million in United Kingdom (U.K.) properties
•Raised $457.5 million from the sale of common stock, primarily through our At-The-Market (ATM) program

For the month ended July 31, 2021:

•Raised $594.1 million in net proceeds from a common stock public offering of 9,200,000 shares, inclusive of 1,200,000 shares purchased by the underwriters upon the exercise of their option to purchase additional shares
•Issued £400 million through the issuance of 1.125% senior unsecured notes due 2027 and £350 million through the issuance of 1.750% senior unsecured notes due 2033 in our debut Sterling-denominated green bond offering
•Collected 99.4% of contractual rent across our total portfolio, inclusive of 98.9% collected from our theater clients

CEO Comments

“Our second quarter results and guidance updates demonstrate our track record of consistently executing on the strategic goals we set for our business,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “Our international pipeline continues to exceed expectations as the U.K. accounted for over 50% of our total $1.1 billion of second quarter acquisitions. Additionally, after our debut offering in July, we are proud to be the first net lease REIT to issue a green bond, illustrating our commitment in partnering with our clients to achieve mutual sustainability goals.”

“We are updating several key guidance metrics as a result of our achievements during the second quarter, which include increasing theater rent collections, and added depth of our global pipeline. This update includes raising our 2021 AFFO per share guidance to $3.53 to $3.59 and increasing our 2021 acquisitions volume guidance to approximately $4.5 billion.”

Select Financial Results

The following summarizes our select financial results (dollars in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total revenue	$464.3	$414.6	$907.1	$829.0
Net income available to common stockholders (1)(2)	$124.5	$107.8	$220.4	$254.7
Net income per share	$0.33	$0.31	$0.59	$0.75
Funds from operations available to common stockholders (FFO) (2)(3)	$314.4	$288.3	$582.1	$565.4
FFO per share	$0.84	$0.84	$1.56	$1.66
Normalized funds from operations available to common stockholders (Normalized FFO) (3)	$327.7	$288.3	$595.4	$565.4
Normalized FFO per share	$0.88	$0.84	$1.60	$1.66
Adjusted funds from operations available to common stockholders (AFFO) (3)	$327.6	$295.2	$645.9	$592.5
AFFO per share	$0.88	$0.86	$1.73	$1.74
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gains on sales of real estate, and foreign currency gains and losses. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) Our financial results during the six months ended June 30, 2021 were impacted by a $46.5 million loss on extinguishment of debt due to the January 2021 early redemption of the 3.250% notes due October 2022 recorded in the three months ended March 31, 2021, and $13.3 million of merger-related costs related to our proposed merger with VEREIT. Our financial results during the six months ended June 30, 2020 were impacted by a $9.8 million loss on extinguishment of debt due to the January 2020 early redemption of the 5.750% notes due 2021, and a $3.5 million executive severance charge for our former chief financial officer.
(3) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger-related costs related to our proposed merger with VEREIT and AFFO further adjusts Normalized FFO for unique revenue and expense items, such as losses on extinguishment of debt and executive severance costs. Please see the Glossary in the Supplemental Operating and Financial Data for the three months ended June 30, 2021 for our definitions and explanations of how we utilize these metrics. See pages 10 and 11 herein for reconciliations to the most directly comparable GAAP measure.

Rent Collections Update

Percentages of Contractual Rent Collected as of June 30, 2021

	Month Ended April 30, 2021	Month Ended May 31, 2021	Month Ended June 30, 2021	Quarter Ended June 30, 2021

Contractual rent collected(1) across total portfolio	95.5%	95.5%	96.7%	95.9%
Contractual rent collected(1) from our top 20 clients (2)	92.7%	92.7%	94.8%	93.4%
Contractual rent collected(1) from our investment grade clients (3)	100.0%	100.0%	100.0%	100.0%
Contractual rent collected from our theater clients	32.3%	31.5%	51.0%	38.3%
Contractual rent collected from our health and fitness clients	94.8%	94.5%	93.9%	94.4%
(1) Collection rates are calculated as the aggregate contractual rent collected for the applicable period from the beginning of that applicable period through June 30, 2021, divided by the contractual rent charged for the applicable period. Rent collection percentages are calculated based on contractual rents (excluding percentage rents and contractually obligated reimbursements by our clients). Charged amounts have not been adjusted for any COVID-19 related rent relief granted and include contractual rents from any clients in bankruptcy. Due to differences in applicable foreign currency conversion rates and rent conventions, the percentages above may differ from percentages calculated utilizing our total portfolio annualized contractual rent.
(2) We define our top 20 clients as our 20 largest clients based on percentage of total portfolio annualized contractual rent as of June 30, 2021 for all periods.
(3) Please see the Glossary in the Supplemental Operating and Financial Data for the three months ended June 30, 2021 for our definition of investment grade clients.

We either have executed deferral agreements or maintain ongoing deferral discussions with clients that account for a majority of the unpaid contractual rent for each of the periods referenced in the table above.

Rental Revenue Reserves (1)
The following table summarizes reserves recorded as a reduction of rental revenue across the entire portfolio (dollars in millions):

	Three Months Ended	Six Months Ended
	June 30, 2021	June 30, 2021
Rental revenue reserves
Theater industry	$6.5	$13.8
Other	1.0	2.0
Total rental revenue reserves	$7.5	$15.8

Straight-line rent reserves
Theater industry	$0.1	$0.2
Other	0.6	1.0
Total straight-line rent reserves	$0.7	$1.2

Total reserves
Theater industry	$6.6	$14.0
Other	1.6	3.0
Total reserves	$8.2	$17.0
(1) Unless otherwise specified, references to reserves recorded as a reduction of rental revenue include amounts reserved for in the current period, as well as unrecognized contractual rental revenue and unrecognized straight-line rental revenue for leases accounted for on a cash basis.

Theater Industry Update

As of June 30, 2021, the theater industry represented 5.4% of annualized contractual rental revenue. As of June 30, 2021, we were fully reserved for the outstanding receivable balances for 37 theater properties. At June 30, 2021, the receivables outstanding for our 79 theater properties totaled $77.9 million, inclusive of $9.1 million of straight-line rent receivables, and net of $40.0 million of reserves, inclusive of $2.0 million of straight-line rent reserves.

At June 30, 2021, the receivables outstanding across the portfolio totaled $327.9 million, net of $60.0 million of reserves, and includes $195.9 million of straight-line rent receivable, net of $8.6 million of reserves.

Additionally, we did not record any provisions for impairment on theater properties for the six months ended June 30, 2021. See "Item 1A—Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2020 for more information regarding the actual and potential future impacts of the COVID-19 pandemic and the measures taken to limit its spread on our clients and our business, results of operations, financial condition and liquidity.

Dividend Increases

In June 2021, we announced the 95th consecutive quarterly dividend increase, which is the 111th increase in the amount of the dividend since our listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of June 30, 2021 was $2.826 per share. The amount of monthly dividends paid per share increased 0.9% to $0.705 for the three months ended June 30, 2021, as compared to $0.699 for the three months ended June 30, 2020. During the three months ended June 30, 2021, we distributed $263.4 million in common dividends to stockholders, representing 80.4% of our AFFO of $327.6 million.

Real Estate Portfolio Update

As of June 30, 2021, our portfolio consisted of 6,761 properties located in all 50 U.S. states, Puerto Rico and the U.K., and leased to approximately 630 clients doing business in 58 separate industries. The properties are primarily freestanding and leased under long-term net lease agreements with a weighted average remaining lease term of approximately 8.8 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of June 30, 2021, portfolio occupancy was 98.5% with 103 properties available for lease or sale out of 6,761, as compared to 98.0% as of March 31, 2021 and 98.5% as of June 30, 2020.

Changes in Occupancy

Three months ended June 30, 2021
Properties available for lease at March 31, 2021	131
Lease expirations (1)	66
Re-leases to same client	(54)
Re-leases to new client	(2)
Vacant dispositions	(38)
Properties available for lease at June 30, 2021	103

Six months ended June 30, 2021
Properties available for lease at December 31, 2020	140
Lease expirations (1)	126
Re-leases to same client	(91)
Re-leases to new client	(15)
Vacant dispositions	(57)
Properties available for lease at June 30, 2021	103
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.

During the three months ended June 30, 2021, the annual new rent on re-leases was $10.44 million, as compared to the previous annual rent of $9.97 million on the same units, representing a rent recapture rate of 104.7% on the units re-leased. We re-leased one unit to a new client without a period of vacancy, and two units to new clients after a period of vacancy.

During the six months ended June 30, 2021, the annual new rent on re-leases was $21.97 million, as compared to the previous annual rent of $21.12 million on the same units, representing a rent recapture rate of 104.0% on the units re-leased. We re-leased three units to new clients without a period of vacancy, and 17 units to new clients after a period of vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and U.K. for the periods indicated below:

	Number of Properties	Leasable Square Feet	Investment ($ in thousands)	Weighted Average Lease Term (Years)	Initial Average Cash Lease Yield (1)
Three months ended June 30, 2021
Acquisitions - U.S. (in 24 states)	96	2,186,109	$485,424	13.9	5.3%
Acquisitions - U.K. (2)	29	2,200,493	591,821	9.3	6.1%
Total acquisitions	125	4,386,602	$1,077,245	11.2	5.7%
Properties under development - U.S.	31	1,898,893	56,867	15.6	5.9%
Total (3)	156	6,285,495	$1,134,112	11.5	5.7%

Six months ended June 30, 2021
Acquisitions - U.S. (in 29 states)	173	4,484,715	$1,052,333	13.7	5.5%
Acquisitions - U.K. (2)	41	3,133,460	994,783	9.8	5.6%
Total acquisitions	214	7,618,175	$2,047,116	11.8	5.5%
Properties under development - U.S.	40	2,015,992	114,798	15.6	5.7%
Total (4)	254	9,634,167	$2,161,914	12.0	5.5%
(1)Initial average cash lease yield is a supplemental operating measure. Please see the Glossary in the Supplemental Operating and Financial Data for the three months ended June 30, 2021 for our definition of this metric. Contractual net operating income used in the calculation of initial average cash yield for the three and six months ended June 30, 2021 includes approximately $850,000 received as settlement credits for four properties acquired as reimbursement of free rent periods.
(2) Represents investments of £424.9 million Sterling during the three months ended June 30, 2021 and £715.1 million Sterling during the six months ended June 30, 2021, converted at the applicable exchange rate on the date of acquisition.
(3) Our clients occupying the new properties operate in 19 industries and are 85.1% retail and 14.9% industrial, based on rental revenue. Approximately 54% of the rental revenue generated from acquisitions during the three months ended June 30, 2021 is from our investment grade rated clients, their subsidiaries or affiliated companies.
(4) Our clients occupying the new properties operate in 28 industries and are 75.8% retail and 24.2% industrial, based on rental revenue. Approximately 47% of the rental revenue generated from acquisitions during the six months ended June 30, 2021 is from our investment grade rated clients, their subsidiaries or affiliated companies.

Same Store Rental Revenue
The following summarizes our same store rental revenue on 6,114 properties under lease (dollars in millions):

	Three Months Ended June 30,		Six Months Ended June 30,		Increase
	2021	2020	2021	2020	Three Months	Six Months
Rental revenue	$373.8	$371.8	$747.7	$747.0	0.5%	0.1%

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the exchange rate as of June 30, 2021 of 1.38 GBP/USD.

Our calculation of same store rental revenue includes rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the Financial Accounting Standards Board (FASB). Same store rental income was negatively impacted by reserves recorded as reductions of rental revenue of $5.7 million for the three months ended June 30, 2021 compared to $3.7 million for the three months ended June 30, 2020, and $13.0 million for the six months ended June 30, 2021 compared to $3.8 million for the six months ended June 30, 2020. Our calculation of same store rental revenue also includes uncollected rent for which we have not granted a lease concession. If these applicable amounts of rent deferrals and uncollected rent were excluded from our calculation of same store rental revenue, the increases for the three and six months ended June 30, 2021 relative to the comparable periods for 2020 would have been 16.3% and 4.9%, respectively.

Property Dispositions
The following summarizes our property dispositions (dollars in millions):

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Properties sold	42	69
Net sales proceeds	$56.9	$91.6
Gain on sales of real estate	$14.9	$23.3

Liquidity and Capital Markets

Equity Capital Raising
During the three months ended June 30, 2021, we raised $457.5 million from the sale of common stock at a weighted average price of $69.01 per share, primarily through our At-The-Market-Program.

In July 2021, we raised $594.1 million from the issuance of 9,200,000 shares of common stock in an underwritten public offering, inclusive of 1,200,000 shares purchased by the underwriters upon the exercise of their option to purchase additional shares.

In July 2021, we issued £400 million of 1.125% senior unsecured notes due 2027 (the "2027" Notes) and £350 million of 1.750% senior unsecured notes due 2033 (the "2033" Notes). The public offering price for the 2027 Notes was 99.305% of the principal amount, for an effective semi-annual yield to maturity of 1.242%, and the public offering price for the 2033 Notes was 99.842% of the principal amount, for an effective semi-annual yield to maturity of 1.757%. Combined, the new issues of the 2027 Notes and 2033 Notes have a weighted average term of 8.8 years and a weighted average effective semi-annual yield to maturity of 1.48%. The issuances represented our debut green bond offering.

Revolving Credit Facility and Commercial Paper Program
We have a $3.0 billion unsecured revolving credit facility, with an initial term that expires in March 2023 (subject to two six-month options to extend). The revolving credit facility also has a $1.0 billion accordion feature, which is subject to obtaining lender commitments. As of June 30, 2021, the balance of borrowings outstanding under our revolving credit facility was $635.3 million, consisting entirely of Sterling-denominated borrowings of £460.0 million.

Additionally, we have a U.S. dollar-denominated unsecured commercial paper program. Under the terms of this program, we may issue unsecured commercial paper notes up to a maximum aggregate amount outstanding of $1.0 billion, with proceeds used for general corporate purposes. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under this program. As of June 30, 2021, we had $650.0 million in commercial paper borrowings.

2021 Earnings Guidance

We estimate Normalized FFO per share for 2021 of $3.37 to $3.46. We estimate AFFO per share for 2021 of $3.53 to $3.59, an increase of 4.1% to 5.9% over 2020 AFFO per share of $3.39. Normalized FFO per share and AFFO per share exclude the merger-related costs associated with the proposed VEREIT merger. Summarized below are approximate estimates of the key components of our 2021 earnings guidance, which do not give effect to the announced merger between us and VEREIT, Inc. other than merger-related costs incurred to date:

	Prior 2021 Guidance	Revised 2021 Guidance
Net income per share (1)	$1.19 to $1.27	$1.32 to $1.41
Real estate depreciation and impairments per share	$2.13	$2.11
Gains on sales of properties per share	$(0.06)	$(0.09)
Merger-related costs (actual) (1)	$—	$0.03
Normalized FFO per share	$3.26 to $3.34	$3.37 to $3.46
AFFO per share	$3.44 to $3.49	$3.53 to $3.59
Same store rent growth (2)	0.5% - 1.0%	1.5% - 2.0%
Occupancy	~ 98%	Over 98%
Cash G&A expenses (% of revenues) (3)(4)	~ 4.5%	~ 4.5%
Property expenses (non-reimbursable) (% of revenues) (3)	1.5% - 2.0%	1.5% - 1.8%
Income tax expenses	~ $20 million	~ $25 million
Acquisition volume	Over $3.25 billion	~ $4.5 billion
(1) Does not include any estimated merger-related costs for the remainder of 2021.
(2) Includes rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic.
(3) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A excludes stock-based compensation expense.
(4) G&A inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 5% in 2021.

Conference Call Information

In conjunction with the release of our operating results, we will host a conference call on August 3, 2021 at 11:30 a.m. PT to discuss the results. To access the conference, dial (877) 701-6180 (United States) or (647) 689-4069 (International). When prompted, provide the conference ID 2875728.

A telephone replay of the conference call can also be accessed by calling (800) 585-8367 and entering the conference ID 2875728. The telephone replay will be available through August 18, 2021.

A live webcast will be available in listen-only mode by clicking on the webcast link on our home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.

Supplemental Materials and Sustainability Report

Supplemental Operating and Financial Data for the three months ended June 30, 2021, including reconciliations for non-GAAP measures within the Glossary, are available on our corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

The Sustainability Report for the year ended December 31, 2020 is available on our corporate website at www.realtyincome.com/corporate-responsibility. During June 2021, we established our Green Financing Framework, which is also available on our corporate website at www.realtyincome.com/corporate-responsibility/Green-Financing-Framework.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 6,700 real estate properties owned under long-term lease agreements with our commercial clients. To date, the company has declared 613 consecutive common stock monthly dividends throughout its 52-year operating history and increased the dividend 111 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results. These risks include, among others, general economic conditions, domestic and foreign real estate conditions, client financial health, the availability of capital to finance planned growth, volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing of these acquisitions, the structure, timing and completion of the announced mergers between us and VEREIT, Inc. and any effects of the announcement, pendency or completion of the announced mergers, including the anticipated benefits therefrom, charges for property impairments, the effects of the COVID-19 pandemic and the measures taken to limit its impact, the effects of pandemics or global outbreaks of contagious diseases or fear of such outbreaks, our clients' ability to adequately manage their properties and fulfill their respective lease obligations to us, and the outcome of any legal proceedings to which the we are a party, as described in our filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
SVP, Head of Corporate Finance
(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/21	Ended 6/30/20	Ended 6/30/21	Ended 6/30/20
REVENUE
Rental (including reimbursable) (1)	$460,256	$410,201	$899,621	$822,358
Other	4,026	4,435	7,465	6,619
Total revenue	464,282	414,636	907,086	828,977

EXPENSES
Depreciation and amortization	187,789	168,328	365,774	332,913
Interest	73,674	77,841	146,749	153,766
Property (including reimbursable)	31,734	26,452	60,233	52,058
General and administrative	21,849	19,063	42,645	40,027
Provisions for impairment	17,246	13,869	19,966	18,347
Merger-related costs	13,298	—	13,298	—
Total expenses	345,590	305,553	648,665	597,111
Gain on sales of real estate	14,901	1,323	23,302	39,829
Foreign currency and derivative gains (losses), net	400	502	1,204	(1,062)
Loss on extinguishment of debt	—	—	(46,473)	(9,819)
Income before income taxes	133,993	110,908	236,454	260,814
Income taxes	(9,225)	(2,838)	(15,450)	(5,601)
Net income	124,768	108,070	221,004	255,213
Net income attributable to noncontrolling interests	(289)	(246)	(585)	(562)
Net income available to common stockholders	$124,479	$107,824	$220,419	$254,651

Funds from operations available to common stockholders (FFO)	$314,375	$288,338	$582,082	$565,441
Normalized funds from operations available to common stockholders (Normalized FFO)	$327,673	$288,338	$595,380	$565,441
Adjusted funds from operations available to common stockholders (AFFO)	$327,647	$295,241	$645,869	$592,463

Per share information for common stockholders:
Net income, basic and diluted	$0.33	$0.31	$0.59	$0.75

FFO, basic and diluted	$0.84	$0.84	$1.56	$1.66

Normalized FFO, basic and diluted	$0.88	$0.84	$1.60	$1.66

AFFO, basic and diluted	$0.88	$0.86	$1.73	$1.74

Cash dividends paid per common share	$0.705	$0.699	$1.409	$1.392
(1)We recorded reserves as a reduction of rental revenue of $8.2 million (of which $723,000 was related to straight-line rent receivables) for the three months ended June 30, 2021 and $8.5 million (of which $2.1 million was related to straight-line receivables) for the three months ended June 30, 2020, $17.0 million (of which $1.2 million was related to straight-line rent receivables) for the six months ended June 30, 2021 and $10.2 million (of which $2.8 million was related to straight-line receivables) for the six months ended June 30, 2020. Unless otherwise specified, references to reserves recorded as a reduction of rental revenue include amounts reserved for in the current period, as well as unrecognized contractual rental revenue and unrecognized straight-line rental revenue for leases accounted for on a cash basis.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(dollars in thousands, except per share amounts)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary in the Supplemental Operating and Financial Data for the three months ended June 30, 2021 for our definitions and explanations of how we utilize these metrics.

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/21	Ended 6/30/20	Ended 6/30/21	Ended 6/30/20

Net income available to common stockholders	$124,479	$107,824	$220,419	$254,651
Depreciation and amortization	187,789	168,328	365,774	332,913
Depreciation of furniture, fixtures and equipment	(73)	(152)	(444)	(278)
Provisions for impairment	17,246	13,869	19,966	18,347
Gain on sales of real estate	(14,901)	(1,323)	(23,302)	(39,829)
FFO adjustments allocable to noncontrolling interests	(165)	(208)	(331)	(363)
FFO available to common stockholders	$314,375	$288,338	$582,082	$565,441
FFO allocable to dilutive noncontrolling interests	348	348	705	717
Diluted FFO	$314,723	$288,686	$582,787	$566,158

FFO available to common stockholders	$314,375	$288,338	$582,082	$565,441
Merger-related costs	13,298	—	13,298	—
Normalized FFO available to common stockholders	$327,673	$288,338	$595,380	$565,441
Normalized FFO allocable to dilutive noncontrolling interests	348	348	705	717
Diluted Normalized FFO	$328,021	$288,686	$596,085	$566,158

FFO per common share, basic and diluted	$0.84	$0.84	$1.56	$1.66

Normalized FFO per common share, basic and diluted	$0.88	$0.84	$1.60	$1.66

Distributions paid to common stockholders	$263,358	$240,470	$524,056	$474,294

FFO available to common stockholders in excess of distributions paid to common stockholders	$51,017	$47,868	$58,026	$91,147

Normalized FFO available to common stockholders in excess of distributions paid to common stockholders	$64,315	$47,868	$71,324	$91,147

Weighted average number of common shares used for FFO and Normalized FFO:
Basic	374,236,424	343,515,406	372,879,165	340,061,487
Diluted	374,804,142	344,148,378	373,434,863	340,744,384

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(dollars in thousands, except per share amounts)

AFFO is a non-GAAP financial measure. Please see the Glossary in the Supplemental Operating and Financial Data for the three months ended June 30, 2021 for our definition and an explanation of how we utilize this metric.

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/21	Ended 6/30/20	Ended 6/30/21	Ended 6/30/20
Net income available to common stockholders (1)	$124,479	$107,824	$220,419	$254,651
Cumulative adjustments to calculate Normalized FFO (2)	203,194	180,514	374,961	310,790
Normalized FFO available to common stockholders	327,673	288,338	595,380	565,441
Executive severance charge (3)	—	—	—	3,463
Loss on extinguishment of debt	—	—	46,473	9,819
Amortization of share-based compensation	4,472	4,882	8,169	8,624
Amortization of deferred financing costs (4)	1,710	1,476	3,375	2,836
Amortization of net mortgage premiums	(205)	(356)	(485)	(710)
Loss on interest rate swaps	724	1,306	1,446	1,992
Straight-line payments from cross-currency swaps (5)	584	623	1,202	1,346
Leasing costs and commissions	(121)	(973)	(827)	(1,111)
Recurring capital expenditures	(27)	(21)	(50)	(21)
Straight-line rent	(11,004)	(6,242)	(21,467)	(14,024)
Amortization of above and below-market leases, net	3,934	6,087	13,234	12,517
Other adjustments (6)	(93)	121	(581)	2,291
AFFO available to common stockholders	$327,647	$295,241	$645,869	$592,463
AFFO allocable to dilutive noncontrolling interests	344	356	695	732
Diluted AFFO	$327,991	$295,597	$646,564	$593,195

AFFO per common share, basic and diluted	$0.88	$0.86	$1.73	$1.74

Distributions paid to common stockholders	$263,358	$240,470	$524,056	$474,294

AFFO available to common stockholders in excess of distributions paid to common stockholders	$64,289	$54,771	$121,813	$118,169

Weighted average number of common shares used for AFFO:
Basic	374,236,424	343,515,406	372,879,165	340,061,487
Diluted	374,804,142	344,148,378	373,434,863	340,744,384
(1)As of June 30, 2021, there was $40.5 million of uncollected rent deferred as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the Financial Accounting Standards Board (FASB) and $61.2 million of uncollected rent for which we have not granted a lease concession.
(2)See Normalized FFO calculations on page ten for reconciling items.
(3)The executive severance charge represents the incremental costs incurred upon our former CFO's departure in March 2020, consisting of $1.6 million of cash, $1.8 million of share-based compensation expense and $58,000 of professional fees.
(4)Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our current and previous term loans. The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loan. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(5)Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. These USD payments are fixed and determinable for the duration of the associated hedging transaction.
(6)Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, and foreign currency gains and losses as a result of intercompany debt and remeasurement transactions.

HISTORICAL FFO AND AFFO
(dollars in thousands, except per share amounts)

For the three months ended June 30,	2021	2020	2019	2018	2017

Net income available to common stockholders	$124,479	$107,824	$95,194	$96,380	$81,136
Depreciation and amortization, net of furniture, fixtures and equipment	187,716	168,176	150,279	133,831	122,939
Provisions for impairment	17,246	13,869	13,061	3,951	2,274
Gain on sales of real estate	(14,901)	(1,323)	(6,891)	(7,787)	(2,839)
FFO adjustments allocable to noncontrolling interests	(165)	(208)	(154)	(293)	(238)

FFO available to common stockholders	$314,375	$288,338	$251,489	$226,082	$203,272
Merger-related costs	13,298	—	—	—	—

Normalized FFO available to common stockholders	$327,673	$288,338	$251,489	$226,082	$203,272

FFO per diluted share	$0.84	$0.84	$0.81	$0.79	$0.75

Normalized FFO per diluted share	$0.88	$0.84	$0.81	$0.79	$0.75

AFFO available to common stockholders	$327,647	$295,241	$253,935	$226,988	$208,388

AFFO per diluted share	$0.88	$0.86	$0.82	$0.80	$0.76
		.
Cash dividends paid per share	$0.705	$0.699	$0.678	$0.659	$0.633

Weighted average diluted shares outstanding - FFO, Normalized FFO, and AFFO	374,804,142	344,148,378	311,785,281	285,372,256	273,187,669

For the six months ended June 30,	2021	2020	2019	2018	2017

Net income available to common stockholders	$220,419	$254,651	$206,136	$179,543	$152,722
Depreciation and amortization, net of furniture, fixtures and equipment	365,330	332,635	287,641	264,775	243,879
Provisions for impairment	19,966	18,347	17,733	18,172	7,706
Gain on sales of real estate	(23,302)	(39,829)	(14,154)	(11,005)	(13,371)
FFO adjustments allocable to noncontrolling interests	(331)	(363)	(192)	(521)	(453)

FFO available to common stockholders	$582,082	$565,441	$497,164	$450,964	$390,483
Merger-related costs	13,298	—	—	—	—

Normalized FFO available to common stockholders	$595,380	$565,441	$497,164	$450,964	$390,483

FFO per diluted share	$1.56	$1.66	$1.62	$1.58	$1.46

Normalized FFO per diluted share	$1.60	$1.66	$1.62	$1.58	$1.46

AFFO available to common stockholders	$645,869	$592,463	$502,669	$451,549	$409,723

AFFO per diluted share	$1.73	$1.74	$1.63	$1.59	$1.53
		.
Cash dividends paid per share	$1.409	$1.392	$1.350	$1.309	$1.257

Weighted average diluted shares outstanding - FFO, Normalized FFO, and AFFO	373,434,863	340,744,384	308,000,806	284,924,336	268,569,855

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share and share count data) (unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Real estate held for investment, at cost:
Land	$6,975,008	$6,318,926
Buildings and improvements	15,700,846	14,696,712
Total real estate held for investment, at cost	22,675,854	21,015,638
Less accumulated depreciation and amortization	(3,775,540)	(3,549,486)
Real estate held for investment, net	18,900,314	17,466,152
Real estate and lease intangibles held for sale, net	39,540	19,004
Cash and cash equivalents	231,164	824,476
Accounts receivable, net	327,920	285,701
Lease intangible assets, net	1,969,793	1,710,655
Other assets, net	516,210	434,297
Total assets	$21,984,941	$20,740,285

LIABILITIES AND EQUITY
Distributions payable	$90,455	$85,691
Accounts payable and accrued expenses	259,805	241,336
Lease intangible liabilities, net	319,495	321,198
Other liabilities	276,120	256,863
Line of credit payable and commercial paper	1,285,306	—
Term loan, net	249,457	249,358
Mortgages payable, net	300,574	300,360
Notes payable, net	7,330,050	8,267,749
Total liabilities	10,111,262	9,722,555

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 740,200,000 shares authorized, 380,174,042 and 361,303,445 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	15,827,231	14,700,050
Distributions in excess of net income	(3,968,333)	(3,659,933)
Accumulated other comprehensive loss	(19,366)	(54,634)
Total stockholders’ equity	11,839,532	10,985,483
Noncontrolling interests	34,147	32,247
Total equity	11,873,679	11,017,730
Total liabilities and equity	$21,984,941	$20,740,285

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)
2019	3.7%	21.1%	3.7%	28.7%	2.4%	25.3%	1.9%	31.5%	1.1%	35.2%
2020	4.5%	(11.8%)	3.6%	(5.1%)	1.9%	9.7%	1.5%	18.4%	0.9%	43.6%
YTD 2021	4.2%	9.6%	2.9%	21.3%	1.8%	13.8%	1.4%	15.3%	0.7%	12.5%

Compound Average Annual Total Return (5)		15.3%		10.8%		11.0%		10.8%		11.7%

Note:  All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end. Dividend yield sources: Nareit website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)FTSE Nareit US Equity REIT Index, as per Nareit website.
(2)Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends for the annual percentages.
(3)Includes reinvestment of dividends. Source: Nareit website and Factset.
(4)Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.
(5)All of these Compound Average Annual Total Return rates are calculated in the same manner for each period from Realty Income's NYSE listing on October 18, 1994 through June 30, 2021, and (except for NASDAQ) assume reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.